As filed with the Securities and Exchange Commission on July 26, 2005	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MID-STATE BANCSHARES

(Exact name of registrant as specified in its charter)

California	77-0442667
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1026 Grand Avenue
Arroyo Grande, California	93420
(Address of Principal Executive Offices)	(Zip Code)

2005 EQUITY BASED COMPENSATION PLAN

(Full title of plan)

James W. Lokey

President and Chief Executive Officer

Mid-State Bancshares

1026 Grand Avenue

Arroyo Grande, CA 93420

(Name and address of agent for service)

(805) 473-6829

(Telephone number, including area code, of agent for service)

Copies of communications to:

John F. Stuart, Esq.

Reitner, Stuart & Moore

1319 Marsh Street

San Luis Obispo, CA 93401

(805) 545-8590

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee

Common Stock, no par value

Shares not previously registered	1,000,000		$29.93	(2)	$29,930,000		$3,522.76

Shares registered Under prior plan	2,069,870	(3)	N/A	(3)	N/A	(3)	N/A	(3)

(1)   Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the plan to which this registration relates by reason of any anti-dilution provisions, stock dividend, stock split, recapitalization or any other similar transaction or action taken effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)   Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(h) under the Securities Act.  The computation with respect to shares not previously registered is based upon the average high and low sale prices of the registrant’s common stock as reported on the Nasdaq National Market on July 25, 2005.

(3)   A total of 3,069,870 shares of common stock of the registrant are being registered in connection with the 2005 Equity Based Compensation Plan.  Pursuant to Instruction E to Form S-8 and the telephonic interpretation of the Securities and Exchange Commission set forth as #89 to “G. Securities Act Forms” of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997, (a) 1,462,412 shares of registrant’s common stock registered in connection with the registrant’s 1996 Stock Option Plan pursuant to the registrant’s S-8 (File No. 333-29161) (the “1997 S-8”) and (b) 607,458 shares of registrant’s common stock registered in connection with the registrant’s S-8 (File No. 333-38584) adding 607,458 shares to the 1996 Stock Option Plan (the “2000 S-8”) are being carried forward from the 1997 S-8 and the 2000 S-8, respectively, and deemed covered by this S-8.  Of these 2,069,870 shares being carried over, 49,172 represent shares not issued and not subject to issuance upon the exercise of outstanding options granted under the 1996 Stock Option Plan and 2,020,698 represent shares that may not be issued pursuant to options currently outstanding under the 1996 Stock Option Plan such as when a currently outstanding option expires, is cancelled, terminated or is forfeited.  No additional registration fee is due with respect to the shares covered by the prior Forms S-8s.  Total registration fees of $4,597.94 and $4,450.00 were paid with respect to the 1997 and 2000 S-8s, respectively.

EXPLANATORY STATEMENT

Pursuant to Instruction E to Form S-8 and the telephonic interpretation of the Securities and Exchange Commission set forth as #89 to “G. Securities Act Forms” of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997, (a) 1,462,412 shares of registrant’s common stock registered in connection with the registrant’s 1996 Stock Option Plan pursuant to the registrant’s S-8 (File No. 333-29161) (the “1997 S-8”) and (b) 607,458 shares of registrant’s common stock registered in connection with the registrant’s S-8 (File No. 333-38584) adding 607,458 shares to the 1996 Stock Option Plan (the “2000 S-8”) are being carried forward from the 1997 S-8 and the 2000 S-8, respectively, and deemed covered by this S-8.  Of these 2,069,870 shares being carried over, 49,172 represent shares not issued and not subject to issuance upon the exercise of outstanding options granted under the 1996 Stock Option Plan and 2,020,698 represent shares that may not be issued pursuant to options currently outstanding under the 1996 Stock Option Plan such as when a currently outstanding option expires, is cancelled, terminated or is forfeited.  No additional registration fee is due with respect to the shares covered by the prior Forms S-8s.  Total registration fees of $4,597.94 and $4,450.00 were paid with respect to the 1997 and 2000 S-8s, respectively.

Part I  Information Required in the Section 10(a) Prospectus

Item 1.           Plan Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and pursuant to the Note to Part I of Form S-8.

Item 2.           Registrant Information and Employee Plan Annual Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and pursuant to the Note to Part I of Form S-8.

Part II  Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference.

(a)          The registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2004;

(b)         The registrant’s Current Reports on Form 8-K filed on January 31, March 18, April 22, May 27, June 17, and July 25, 2005;

(c)          The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

(d)  The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form S-4, dated September 9, 2003, including any amendment or report filed for the purpose of updating such description.

Additionally, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and be part thereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Mid-State Bancshares and its subsidiary, Mid-State Bank & Trust, are subject to the California General Corporation Law (the “CGCL”), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The Bylaws of Mid-State Bancshares and Mid-State Bank & Trust contain provisions substantial identical to the provisions of the CGCL.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit
Number	Description

4.1*	2005 Equity Based Compensation Plan

5.1	Opinion of Reitner, Stuart & Moore regarding legality of the securities covered by the Registration Statement

23.1	Consent of Reitner, Stuart & Moore (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers, LLP

* Incorporated herein by reference from the registrant’s proxy statement filed with the Commission on Schedule 14A on April 15, 2005 for its 2005 annual meeting.

Item 9. Undertakings.

A.  The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant=s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable), each filing of an employee benefit plan=s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements of filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Arroyo Grande, State of California on July 20, 2005.

MID-STATE BANCSHARES

By:	/s/ JAMES W. LOKEY
James W. Lokey
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 20, 2005.

Signature	Capacity

/s/ CARROL R. PRUETT	Chairman of the Board
CARROL R. PRUETT

/s/ GEORGE H. ANDREWS	Director
GEORGE H. ANDREWS

/s/ TRUDI G. CAREY	Director
TRUDI G. CAREY

/s/ DARYL L. FLOOD	Director
DARYL L. FLOOD

/s/ H. EDWARD HERON	Director
H. EDWARD HERON

/s/ JAMES W. LOKEY	Director
JAMES W. LOKEY

/s/ STEPHEN P. MAGUIRE	Director
STEPHEN P. MAGUIRE

/s/ MICHAEL L. MINER	Director
MICHAEL L. MINER

/s/ GREGORY R. MORRIS	Director
GREGORY R. MORRIS

/s/ ALAN RAINS	Director
ALAN RAINS

/s/ JAMES G. STATHOS	Executive Vice President and Chief Financial Officer
JAMES G. STATHOS